As Filed with the Securities and Exchange Commission on December 7, 1999


                                                 Registration No. 333-82077
------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                            --------------------


                              AMENDMENT NO. 2
                                TO FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                            --------------------


                                HASBRO, INC.

           (Exact name of registrant as specified in its charter)


     RHODE ISLAND                        3944                        05-0155090
(State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification No.)


                            1027 NEWPORT AVENUE
                       PAWTUCKET, RHODE ISLAND 02861
                               (401) 431-8697
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                          PHILLIP H. WALDOKS, ESQ.
                          SENIOR VICE PRESIDENT -
                   CORPORATE LEGAL AFFAIRS AND SECRETARY
                                HASBRO, INC.
                            32 WEST 23RD STREET
                          NEW YORK, NEW YORK 10010
                               (212) 645-2400

         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                            --------------------

                                 Copies to:

                          VINCENT J. PISANO, ESQ.
                           SKADDEN, ARPS, SLATE,
                             MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                             NEW YORK, NY 10022
                            --------------------

               Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
               If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|



                            --------------------
                      CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
                                               Proposed
Title of Each Class of                          Maximum         Proposed Maximum      Amount of
   Securities to be            Amount to      Offering Price       Aggregate        Registration
     Registered              be Registered     Per Unit(1)      Offering Price(1)       Fee

Debt Securities..........    $850,000,000(2)      100%          $850,000,000(3)     $229,300(3)

Common Stock, par value
$.50 per share (including
preference stock purchase
rights)..................       --(4)             --                --                --(5)

Common Stock, par value
$.50 per share (including
preference stock purchase
rights)..................      15,750,000(6)    $27.40625(7)    $431,648,437.50(7)  $119,998.27(7)

Total...................        --                --          $1,281,648,437.50     $349,298.27(8)

---------------------------------------------------------------------------------------------------

   (1) Estimated solely for the purpose of determining the registration fee.
   (2) If any debt securities are issued at an original issue discount, this registration statement shall cover such greater amount of debt securities as shall result in the initial offering prices of all debt securities registered hereunder to aggregate
          $850,000,000.
   (3) Pursuant to Rule 429, this Registration Statement also relates to an aggregate of $150,000,000 principal amount of securities included in Registration Statement No. 333-44101 as to which a filing fee of $44,250 previously has been paid.
   (4)    Also registered are such indeterminate number of shares of Common
          Stock (including preference stock purchase rights) as may be issued from time to time upon conversion of debt securities registered hereby.
   (5) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the debt securities, because no additional consideration will be received in connection with the exercise of the conversion privilege.
   (6)    Represents shares issuable upon exercise of warrants.
   (7) Pursuant to Rule 457(c), these figures are based upon the average of the high and low prices per share of Hasbro's Common Stock on June 28, 1999, as reported on the New York Stock Exchange.
   (8) $217,298.27 of the registration fee was paid on July 1, 1999 in connection with the original filing of the Registration
          Statement.


                            --------------------


                       STATEMENT PURSUANT TO RULE 429

        Pursuant to Rule 429 under the Securities Act of 1933 the prospectus included herein also relates to $150,000,000 principal amount of debt securities previously registered under Registration Statement No.
333-44101 and not issued. In the event any such previously registered debt securities are offered prior to the effective date of this Registration
Statement, they will not be included in the prospectus contained in this Registration Statement.

----------------------------------------------------------------------------



               SUBJECT TO COMPLETION, DATED DECEMBER 7, 1999


[FLAG]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

                                HASBRO, INC.

                      Common Stock and Debt Securities


  With this prospectus, Hasbro may:

  o     sell senior or subordinated debt securities to the public; and

  o issue and sell up to 15,750,000 shares of its common stock upon the exercise of warrants held by selling shareholders, which shares may be resold by selling shareholders using this prospectus. Hasbro will not receive any proceeds from the sale of the common stock by the selling shareholders.

        Hasbro's common stock is listed on the New York Stock Exchange under the symbol HAS.


        INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN
THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                         -------------------------

        We urge you to carefully read this prospectus and, with respect to offerings of debt securities, the accompanying prospectus supplement, which will describe the specific terms of our senior or subordinated debt securities, before you make your investment decision.

                         -------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------



             The date of this prospectus is         , 1999.




                             TABLE OF CONTENTS


Risk Factors...............................................................3
Where You Can Find More Information........................................6
Incorporation of Information We File with the SEC..........................7
About This Prospectus......................................................7
Note Regarding Forward-looking Statements..................................7
Hasbro.....................................................................8
Ratio of Earnings to Fixed Charges........................................10
The Selling Shareholders..................................................10
Use of Proceeds...........................................................11
Description of Securities.................................................11
Description of Debt Securities............................................11
Description of Common Stock...............................................24
Certain Anti-takeover Provisions..........................................26
Plan of Distribution......................................................31
Legal Matters.............................................................34
Experts...................................................................35


                           ----------------------


        This prospectus and any accompanying prospectus supplement contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not, and neither the selling shareholders nor any underwriter are, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the information we filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.




                                RISK FACTORS

        As a holder of our securities, you will be subject to risks affecting our business and risks relating to the ownership of our securities. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our debt securities or common stock.

        Consumer preferences are difficult to predict and the introduction of new products is critical to the family entertainment industry.

        Our business and operating results depend largely upon the appeal of our family entertainment products, principally games and toys. A decline in the popularity of our existing products and product lines or the failure of new products and product lines to achieve and sustain market acceptance could result in reduced overall revenues and margins, which could have a material adverse effect on our business, financial condition and results of operations. Our continued success will depend on our ability to redesign, restyle and extend our existing family entertainment product lines and to develop, introduce and gain customer acceptance of new family entertainment product lines. However consumer preferences with respect to family entertainment are continuously changing and are difficult to predict.
Individual family entertainment products typically have short life cycles.
There can be no assurances that:

        o any of our current products or product lines will continue to be popular for any significant period of time;

        o any new products and product lines introduced by us will achieve an adequate degree of market acceptance; or

        o any new product's life cycle will be sufficient to permit us to recover development, manufacturing, marketing and other costs of the product.

        Our business is seasonal and therefore our annual operating results will depend, in large part, on our sales during the relatively brief holiday season. Further, this seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques.

        Sales of our family entertainment products at retail are seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season. This seasonality is increasing as large retailers become more efficient in their control of inventory levels through quick response management techniques. These customers are timing reorders so that they are being filled by suppliers closer to the time of purchase by consumers, which to a large extent occur during September through December, rather than maintaining large on-hand inventories throughout the year to meet consumer demand. While these techniques reduce a retailer's investment in inventory, they increase pressure on suppliers like us to fill orders promptly and shift a significant portion of inventory risk and carrying costs to the supplier.
The limited inventory carried by retailers may also reduce or delay retail sales. Additionally, the logistics of supplying more and more product within shorter time periods will increase the risk that we fail to achieve tight and compressed shipping schedules. This seasonal pattern requires significant use of working capital mainly to manufacture inventory during the year, prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season. Our failure to accurately predict and respond to consumer demand could result in our underproducing popular items and overproducing less popular items.

        The continuing consolidation of our retail customer base means that changes in the purchasing policies of our major customers could have a significant impact on us.

        If some of our major customers were to cease doing business with us, or to significantly reduce the amount of their purchases from us, it could have a material adverse effect on our business, financial condition and results of operations. For the fiscal year ended December 27, 1998, Wal-Mart Stores, Inc. accounted for approximately 18% of our consolidated net revenues, Toys R Us, Inc. accounted for approximately 17% of our consolidated net revenues, and our ten largest customers, including
Wal-Mart and Toys R Us, in the aggregate accounted for approximately 58% of our consolidated net revenues.

        We may not realize anticipated benefits of acquisitions or these benefits may be delayed or reduced in their realization.

        Acquisitions have been a significant part of our growth over the years and have enabled us to further broaden and diversify our product offerings. While we target companies having what we believe to be attractive family entertainment product offerings, there can be no assurance that the products of companies we acquire will continue to be popular.

        In addition, in some cases, we expect that the integration of the product lines of the companies that we acquire into our operations will create production, marketing and other operating synergies. We believe that creating these synergies can create greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other synergies. However, we can provide no assurances that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization.

        In other cases we acquire companies with what we believe to have strong and creative management, in which case we plan to create synergies by operating them autonomously rather than integrating them into our operations. There can be no assurance, however, that the key talented individuals at these companies will continue to work for us after the acquisition or that they will continue to develop popular and profitable products or services.

        Our sales and manufacturing operations outside the United States subject us to risks normally associated with international operations.

        Various international risks could negatively impact our international sales and manufacturing operations, which could have a material adverse effect on our business, financial condition and results of operations. For the year ended December 27, 1998, our international net revenues comprised approximately 36% of our total consolidated net revenues. We expect our international sales to continue to account for a significant and growing portion of our revenues. Additionally, we have manufacturing facilities in Ireland and Spain and utilize third-party manufacturers principally in the Far East. These sales and manufacturing operations are subject to the risks normally associated with international operations, including:

        o      currency conversion risks and currency fluctuations;

        o limitations, including taxes, on the repatriation of earnings;

        o political instability, civil unrest and economic instability;

        o greater difficulty enforcing intellectual property rights and weaker laws protecting such rights;

        o complications in complying with laws in varying jurisdictions and changes in governmental policies;

        o natural disasters and the greater difficulty and expense in recovering therefrom;

        o      transportation delays and interruptions; and

        o      the imposition of tariffs.

        Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, Hasbro's operations would be disrupted while alternative sources of products were secured. The imposition of trade sanctions by the United States or the European Union against a class of products imported by us from, or the loss of "most favored nation" trading status by, the Peoples Republic of China could significantly increase our cost of products imported into the United States or Europe from China.

        Changes in our credit rating or the credit markets could adversely affect the price of the debt securities.

        The interest rate, selling price, initial offering discount or any premium offered for Hasbro's debt securities will be based on a number of factors, including:

        o      Hasbro's rating with major credit rating agencies;

        o the prevailing interest rates being paid by other companies similar to Hasbro; and

        o the overall condition of the financial markets at the time of the initial distribution of the debt securities.

        The condition of the credit markets and prevailing interets rates have fluctuated in the past and are likely to fluctuate in the future.
Fluctuations in these factors could have an adverse effect on the price of the debt securities.

        In addition, credit rating agencies continually revise their ratings for the companies that they follow, including Hasbro. The credit rating agencies also evaluate the family entertainment industry as a whole and may change their credit rating for Hasbro based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain Hasbro's rating at any time after the issuance of any series of the debt securities. A negative change in Hasbro's rating could have an adverse effect on the price of the debt securities.


                    WHERE YOU CAN FIND MORE INFORMATION

               We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549, as well as the following regional offices: Citicorp
Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade
Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-
SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Hasbro. In addition, our common stock is listed on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

               This prospectus is part of a registration statement filed with the SEC by Hasbro. The full registration statement can be obtained from the SEC as indicated above, or from Hasbro.


             INCORPORATION OF INFORMATION WE FILE WITH THE SEC

               The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:


        o      our Annual Report on Form 10-K for the fiscal year ended
               December 27, 1998;
        o      our Quarterly Reports on Form 10-Q for the quarters ended
               March 28, 1999, June 27, 1999 and September 26, 1999; and
        o      our Current Reports on Form 8-K dated April 15, 1999, June
               16, 1999, July 15, 1999, October 14, 1999 and December 7,
               1999.


               We also incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the
"Exchange Act") until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.


               Hasbro will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests for these copies should be directed to: Hasbro, Inc., 1027 Newport Avenue, Pawtucket, Rhode
Island, 02861, Attention: Investor Relations, or by telephone to Investor
Relations at (401) 431-8697.



                           ABOUT THIS PROSPECTUS

               This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer.
Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described above under the heading "Where You Can Find More Information."


                 NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities
Act"), and Section 21E of the Exchange Act. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," and "should." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private
Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:


o our ability to manufacture, source and ship new and continuing products in a timely manner and customers' and consumers' acceptance of those products in a competitive product environment;

o economic conditions, currency fluctuations and government regulation and other actions in the various markets in which we operate throughout the world;


o the inventory policies of retailers, including the continuing trend of concentration of our revenues in the second half and fourth quarter of the year, together with retailers' increased reliance on quick response inventory management techniques, which increases the risk of us underproducing popular items, overproducing less popular items and failing to achieve tight and compressed shipping schedules;

o the impact of competition on revenues, margins and other aspects of our business;

o our incurring higher than expected costs to achieve, or not achieving, "year 2000" readiness with respect to our information systems, or our vendors and service suppliers failing to achieve this readiness; and


o       the risk that anticipated benefits of acquisitions or our Consolidation
        Program may not occur or be delayed or reduced in their realization.


        These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.


                                   HASBRO


        We are a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys, from traditional to high-tech. Our offerings include board, trading card, hand-held electronic and interactive CD-ROM games, puzzles, preschool, boys' action and girls' toys, dolls, plush, creative play and infant products. We also license various trademarks, characters and other property rights for use in connection with the sale by others of noncompeting toys and non-toy products. Both internationally and in the U.S., our PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON
BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and
WIZARDS OF THE COAST brands and products provide children and families with what we believe to be the highest quality and most recognizable play patterns in the world. References in this prospectus to "Hasbro," "we,"
"us," or "our" mean Hasbro, Inc., a Rhode Island corporation organized on January 8, 1926, and, unless the context otherwise requires, its subsidiaries.

        On December 6, 1999, the reported last sale price of Hasbro's common stock on the New York Stock Exchange was $21.4375 per share.


        Hasbro's principal office is at 1027 Newport Avenue, Pawtucket,
Rhode Island 02861, and its telephone number is (401) 431-8697.


                     RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratio of earnings to fixed charges of Hasbro and its consolidated subsidiaries for each of the periods indicated.




            NINE MONTHS
       ENDED IN SEPTEMBER(1)                                        FISCAL YEAR(2)
      1999                1998             1998            1997           1996          1995           1994
-----------------   ----------------   ------------    ------------   ------------   -----------   ------------
      4.28                4.47             6.70            5.66           7.51          5.82           7.58

-------------------

(1)     Nine months ended September 26, 1999 and September 27, 1998.


(2)     Fiscal years 1998, 1997, 1996, 1995 and 1994 ended on December 27,
        1998, December 28, 1997, December 29, 1996, December 31, 1995 and
        December 25, 1994, respectively.



        For purposes of computing the ratios of earnings to fixed charges:

        o fixed charges include interest, amortization of debt expense and one-third of rentals; and
        o earnings available for fixed charges represent earnings before fixed charges and income taxes.


                          THE SELLING SHAREHOLDERS


        All of the shares of common stock are being issued to and sold by the selling shareholders of Hasbro identified in the following table. The table and the following paragraph also set forth information regarding the beneficial ownership of our outstanding common stock as of December 6, 1999 for each of the selling shareholders. The address for each of Lucasfilm Ltd., Lucas Licensing Ltd. and George W. Lucas, Jr. is 5858 Lucas Valley Road, Nicasio, California 94946.



                                                        Number of Shares
Selling Shareholder                                Covered by this Prospectus
-------------------                                --------------------------

Lucas Licensing Ltd.............................           9,450,000
Lucasfilm Ltd...................................           6,300,000



        As of the close of business on December 6, 1999, Lucas Licensing Ltd. did not hold any shares directly but owned warrants to purchase an aggregate of 9,450,000 shares. As of the close of business on December 6, 1999, Lucasfilm Ltd. did not hold any shares directly but owned warrants to purchase an aggregate of 6,300,000 shares. All of the warrants held by Lucasfilm Ltd. and Lucas Licensing Ltd. became exercisable upon the release of the film, "Star Wars: Episode 1: The Phantom Menace" on May 19, 1999. Lucasfilm Ltd. is the sole shareholder of Lucas Licensing Ltd. and as such may be deemed to beneficially own the shares held by Lucas Licensing Ltd. As the sole director of both Lucasfilm Ltd. and Lucas Licensing Ltd. and as the controlling person of Lucasfilm Ltd., George W. Lucas, Jr. may be deemed to beneficially own the shares held by both Lucasfilm Ltd. and Lucas Licensing Ltd.



                              USE OF PROCEEDS

        We will receive none of the proceeds of securities sold by selling shareholders. We intend to use the net proceeds of any debt securities sold by us for working capital, to repurchase outstanding shares of our common stock and for acquisitions. Any specific allocation of the net proceeds of an offering of debt securities to a specific purpose will be described in the applicable prospectus supplement.


                         DESCRIPTION OF SECURITIES

        This prospectus contains a summary of the debt securities and common stock that Hasbro or selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and any accompanying prospectus supplement contain the material terms of the securities being offered.


                       DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Both senior debt securities and subordinated debt securities may be issued as convertible debt securities which, unless previously redeemed or otherwise purchased, will be convertible into shares of Hasbro's common stock. The debt securities will be issued under one or more separate indentures between us and a banking institution as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

        We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In parts of the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. The Indentures are substantially identical, except for covenants of Hasbro applicable to the senior indenture and provisions relating to subordination. See "Provisions Applicable Solely to Senior Debt Securities" and "Provisions Applicable Solely to Subordinated Debt Securities."

GENERAL

        Significant operations of Hasbro are currently conducted through subsidiaries and, as a result, the cash flows of Hasbro depend in part upon the cash flows of these subsidiaries and the availability of those cash flows to Hasbro. In addition, the payment of dividends, distributions and certain loans and advances to Hasbro by its subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of the subsidiaries and are subject to various business considerations. Any right of Hasbro to receive the assets of any of its subsidiaries upon their liquidation, reorganization or recapitalization will be subordinated to the claims of the creditors and any preferred shareholders of the respective subsidiaries. These creditors would include trade creditors and in the future may include lenders of additional debt for borrowed money. As a result of this subordination, the rights of the holders of the debt securities to participate in any distribution of assets in the situations referred to above will be similarly subordinated. Even if Hasbro is itself recognized as a creditor of the subsidiary, the claims of Hasbro would still be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Hasbro.


        A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officer's certificate or a supplemental indenture. The officer's certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers' certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Hasbro. The Current Report on Form 8-K will be publicly available. Under Section 3.01 of the indentures, the officers' certificate or supplemental indenture will include some or all of the following for a particular series of debt securities:

        o      the title of the securities;
        o      any limit on the amount(s) that may be issued;
        o the maturity date(s) or the method by which this date or these dates will be determined;
        o the interest rate or the method of computing the interest rate;
        o the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates and any related record dates;
        o      any mandatory or optional sinking fund or similar provisions;
        o the terms and conditions on which we may redeem the debt securities;
        o the date(s), if any, on which, and the price(s) at which Hasbro is obligated to redeem the series of debt securities and other related terms and provisions;
        o the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer and, if applicable, conversion;
        o whether the debt securities are issuable as registered securities, bearer securities or both, and the terms upon which bearer securities may be exchanged for registered securities;
        o special provisions relating to the issuance of any bearer securities of any series;
        o the currency or currency units in which payments may be payable;
        o      any changes to or additional events of default or covenants;
        o      the form of debt securities and coupons, if any; and
        o      any other terms of the debt securities.


        Unless otherwise indicated in a prospectus supplement relating to any debt securities, the covenants contained in the indentures or the debt securities would not protect holders of the debt securities in the event of a highly leveraged or other transaction involving Hasbro or its subsidiaries that may adversely affect the holders of the debt securities.

        Debt securities may be issued under the indentures as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:


        o is issued at a price lower than the amount payable upon its stated maturity and
        o provides, under Section 1.01 of the indentures, that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

        If a series of debt securities is issued as original issue discount securities, the special Federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the prospectus supplement relating to that series of debt securities.


FORM, EXCHANGE AND TRANSFER


        The debt securities will be issuable as registered securities, as bearer securities or both. Ownership and transfer of debt securities which are issued as bearer securities will be based upon possession or delivery of the actual certificate; that is, the owner of a debt security issued as a bearer security will presumptively be the "bearer" of the security. By contrast, the ownership or transfer of debt securities issued as registered securities will be listed in the security register described in the indenture. The indentures will provide that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities which may be held by separate persons, rather than each debt security being represented by a separate certificate. Under
Section 3.02 of the indentures, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000 and whole multiples of $5,000, unless the prospectus supplement relating to a series of debt securities specifies otherwise.

        Debt securities may be presented for exchange, and registered securities other than book-entry securities, may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of any transfer agent or at the office of the Security Registrar, as defined in the indentures, without service charge and upon payments of any taxes and other governmental charges as described in the indentures. Under Section 3.05 of the indentures, this registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer securities will be transferable by delivery.

          Under Section 3.05 of the indentures, a debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:


        o any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination,
        o the manner of payment of principal and interest, if any, on that global debt security and
        o the specific terms of the depositary arrangement with respect to that global debt security.

PAYMENT AND PAYING AGENTS


        Unless otherwise indicated in an applicable prospectus supplement, we will pay principal, any premium and interest on registered securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for this interest payment. See Sections 3.07 and 10.02 of the indentures for a more detailed description of payments and payment agents.

        We will pay principal, any premium and interest on bearer securities in the currency or composite of currency in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at the paying agencies outside the United States we have designated. The paying agents outside the United States initially appointed by Hasbro for a series of debt securities will be named in the prospectus supplement. In addition, under Section 10.02 of the indentures:

        o if debt securities of a series are issuable as registered securities, Hasbro will be required to maintain at least one paying agent in each place of payment for the series;
        o if debt securities of a series are issuable as bearer securities, Hasbro will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment; and
        o if the debt securities of a series are listed on any stock exchange located outside the United States and the stock exchange(s) require Hasbro to maintain a paying agent in a city located outside the United States, Hasbro will comply with these requirements.


WAIVER, MODIFICATIONS AND AMENDMENT

        Described below are provisions which apply to the waiver of defaults under, or compliance with, the indentures.


        Under Section 6.12 of the indentures, the holders of a majority of the principal amount of the outstanding debt securities of any particular series may waive past defaults with respect to that particular series, except for:


        o      defaults on any required payments; or
        o defaults relating to any covenants of the indentures which cannot be changed without the consent of each holder of a debt security affected by the change.


        Under Section 10.07 of the senior indenture, the holders, voting as a single class and not by individual series, of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected under the senior indenture may waive Hasbro's compliance with some of the restrictive provisions of the senior indenture.

        Hasbro and the applicable trustee may change an indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding under that indenture. In addition, the rights of holders of a series of debt securities may be changed by Hasbro and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, under Section 9.02 of the indentures, the following changes may only be made with the consent of each affected holder:


        o changing the stated maturity of principal or of any installment of principal or interest;
        o      reducing the principal amount or any premium;
        o      reducing the rate of interest;
        o      reducing any premium payable upon redemption;
        o reducing the principal amount of an original issue discount security due and payable upon an acceleration of maturity;
        o changing the currency of payment of, or deleting any country from places of payment on, the debt securities or changing the obligation to maintain paying agencies;
        o impairing the right to sue for any payment on a debt security;
        o making any change which adversely affects the right to convert a debt security or, unless provided for in the applicable indenture, decreasing the conversion rate or increasing the conversion price;
        o modifying the subordination provisions of the subordinated indenture to adversely affect the holders of subordinated debt securities;
        o reducing the percentage of debt securities referred to above, the holders of which are required to consent to any waiver or amendment; or
        o      modifying any of the above requirements.


        Section 1.01 of the indentures requires that for purposes of computing the required consents referred to above, and for all other purposes under the indentures, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the spot rate of exchange for the applicable foreign currency or currency unit as determined by Hasbro or by an authorized exchange rate agent.


EVENTS OF DEFAULT


        Pursuant to Section 6.01 of the indentures, the following are events of default with respect to any series of debt securities issued:

        o      we fail to pay the principal or any premium when due;
        o      we fail to deposit any sinking fund payment when due;
        o we fail to pay interest when due and our failure continues for 30 days;
        o we fail to observe or perform any other covenant, other than a covenant specifically relating to another series of debt securities and our failure continues for 90 days after receipt of written notice as provided in the indentures;
        o events of bankruptcy, insolvency or reorganization involving Hasbro or a Significant Subsidiary;
        o acceleration of indebtedness of Hasbro or a Significant Subsidiary aggregating more than $50 million;
        o final and nonappealable judgments or orders to pay against Hasbro or a Significant Subsidiary, in the aggregate at any one time, of more than $50 million, rendered by a court of competent jurisdiction, continued for 90 days during which execution shall not be effectively stayed or bonded, without discharge or reduction to $50 million or less; and
        o any other events of default provided with respect to debt securities of that series.

        As used above, the term "Significant Subsidiary" has the meaning ascribed to it in Regulation S-X under the Securities Act. Generally, a Significant Subsidiary is a subsidiary, together with its subsidiaries, that satisfies any of the following conditions:


        o Hasbro and its other subsidiaries' investments in and advances to the subsidiary exceed 10% of the total consolidated assets of Hasbro and its subsidiaries;
        o Hasbro and its other subsidiaries' proportionate share of the total assets of the subsidiary exceeds 10% of the total consolidated assets of Hasbro and its subsidiaries; or
        o Hasbro and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of consolidated income of Hasbro and its subsidiaries.


        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to Hasbro, and to the applicable trustee if given by holders. No notice is required in the event of a bankruptcy, insolvency or reorganization involving Hasbro or a Significant Subsidiary. See Section 6.02 of the indentures for a more detailed description of default events and notice requirements.

        Pursuant to Section 6.07 of the indentures, a holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to seek other remedies if:

        o the holder has given written notice to the trustee of a continuing event of default;
        o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;
        o these holders have offered reasonable indemnity to the trustee to institute proceedings as trustee;
        o the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series; and
        o      the trustee does not institute a proceeding within 60 days.


        Hasbro will annually file statements with the applicable trustees regarding our compliance with the covenants in the indentures. The applicable trustee will generally give the holders of debt securities notice within 90 days of the occurrence of an event of default known to the trustee.

DEFEASANCE AND COVENANT DEFEASANCE

        The indentures provide, if such a provision is made applicable to the debt securities of any series pursuant to Section 3.01 of the applicable indenture, that, subject to certain conditions, we may elect either:


        o defeasance, whereby we are discharged from any and all obligations with respect to the debt securities, except as may be otherwise provided in the applicable indenture; or

        o covenant defeasance, whereby we are released from our obligations with respect to any of these senior debt securities described below under "Restrictions on Secured Debt," and "Restrictions on Sale and Leaseback
               Transactions."

        We may do so by depositing with the applicable trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, Hasbro has delivered to the applicable trustee an opinion of counsel meeting the requirements set forth in Article Five of the indentures. The prospectus supplement may further describe the provisions, if any, permitting this type of defeasance or covenant defeasance with respect to debt securities of a particular series.


CONSOLIDATION, MERGER, SALE OR CONVEYANCE


        Under Section 8.01 of the indentures and Section 8.03 of the senior indenture, Hasbro has the ability to merge or consolidate with, or sell, convey, or lease all or substantially all of our property, to another corporation, provided that:

        o      it is a corporation incorporated in the United States;
        o the corporation assumes all of Hasbro's obligations under the indentures and the debt securities;
        o the corporation delivers to the applicable trustee a supplemental indenture providing for preservation of any conversion rights;
        o      no event of default would occur; and
        o in the case of senior debt securities, prior to any transaction or any acquisition by Hasbro of the properties of any other person, which would result in any Principal Property, as defined in the senior indenture, or any shares of capital stock or indebtedness of any subsidiary owned by Hasbro or any subsidiary becoming subject to any lien or other security interest not permitted by the covenant described under "Provisions Applicable Solely to Senior Debt Securities-- Restrictions on Secured Debt," Hasbro, by supplemental indenture, secures the payment of the principal and any premium and interest, on the senior debt securities then outstanding, equally and ratably with any other indebtedness also entitled to security immediately following the transaction.


CONVERSION


        The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or cash will be described in the prospectus supplement relating to that series of debt securities. The terms will include provisions as to whether conversion or exchange is mandatory or at the option of the holder or at our option. Under Section 4.04 of the indentures, the terms will also include provisions pursuant to which the number of shares of common stock or cash to be received by the holders of the series of debt securities would be subject to adjustment upon the occurrence of certain events, including:

        o the issuance of shares of our common stock as a dividend or distribution on our common stock;
        o subdivisions, combinations and reclassifications of our common stock;
        o the issuance generally to holders of our common stock of rights, options or warrants entitling them, for a period not exceeding 45 days, to purchase shares of our common stock for less than the then current market price; and
        o apart from the above, the distribution generally to holders of our common stock of evidences of indebtedness, equity securities, or other assets, excluding cash dividends paid from earned surplus or current net earnings but including Extraordinary Cash Dividends, as defined in the indentures, or subscription rights or options or warrants entitling holders to subscribe for securities.

        With respect to the Rights distributed under Hasbro's Rights Plan described below under "Certain Anti-Takeover Provisions," and/or in the event that Hasbro distributes any other rights or warrants other than those referred to in the preceding paragraph ("Additional Rights") pro rata to holders of our common stock, so long as any such Rights or Additional Rights have not expired or been redeemed, the holder of any convertible debt security surrendered for conversion will be entitled to receive a number of Rights or Additional Rights as determined under the indentures. The conversion price of the convertible debt securities will not be subject to adjustment on account of any declaration, distribution or exercise of Rights or Additional Rights. See Section 4.04 of the indentures for a more detailed description of the distribution of Rights or Additional Rights to holders of our convertible debt securities.

        Pursuant to Section 4.03 of the indentures, we will not issue fractional shares of our common stock upon conversion, but, in place of fractional shares, we will pay a cash adjustment based on the then current market price for the common stock. Upon conversion, no payments or adjustments will be made for accrued interest on convertible debt securities or dividends. A convertible debt security surrendered for conversion between the record date for an interest payment and the interest payment date, except a convertible debt security to be redeemed on a redemption date during this period, must be accompanied by payment of an amount equal to the interest which the registered holder is to receive with respect to this security. The interest payable on this interest payment date shall, notwithstanding this conversion, be payable on this interest payment date to the registered holder on the record date. See Sections 3.07 and 4.02 of the indentures for a more detailed discussion of interest payments and convertible debt securities.

        Under Section 4.05 of the indentures, if Hasbro merges or consolidates with or into any other person, with some exceptions, or sells or transfers all or substantially all of its assets, the holder of convertible debt securities, after that transaction, will have the right to convert convertible debt securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive if the holder had held the common stock issuable upon conversion of these convertible debt securities immediately prior to that transaction.


PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

        General. Senior debt securities will be issued under the senior indenture and will rank equally with all other unsecured and unsubordinated debt of Hasbro.


        Certain Definitions. For purposes of the following discussion, the following definitions, as contained in Article One of the senior indenture, are applicable.


        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments during the remaining term of the lease. The present value will be discounted at the rate of interest implicit in the terms of the lease involved in this Sale and Leaseback Transaction, as determined in good faith by Hasbro.


        "Consolidated Net Tangible Assets" means, as determined at any time, the aggregate amount of assets included on a consolidated balance sheet of Hasbro and its Subsidiaries, less applicable reserves, after deducting therefrom:

        o all current liabilities of Hasbro and its Subsidiaries, which includes current maturities of long-term indebtedness and
        o the total of the net book values of all assets of Hasbro and its Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles,


in each case as of the end of the last fiscal quarter for which financial information is available at the time of this calculation.

        "Funded Debt" means all indebtedness which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with generally accepted accounting principles, on a corporation's balance sheet as long-term debt.


        "Principal Property" means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical assets of Hasbro or of any Subsidiary, whether owned at or acquired after the date of the senior indenture, having a net book value at the time of the determination in excess of the greater of 5% of Consolidated Net Tangible Assets or $50 million. This definition excludes, in each case, any of the above which in the good faith opinion of the Board of Directors of Hasbro is not of material importance to the total business conducted by Hasbro and its Subsidiaries as a whole. As of the date of this Prospectus none of Hasbro's assets constitute Principal Property as defined above.


        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing or use by Hasbro or any Subsidiary of any Principal Property, whether owned at the date of the Indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by Hasbro or a Subsidiary to a Person with an intention of taking back a lease of this property.


        "Secured Debt" means indebtedness, other than indebtedness among Hasbro and its Subsidiaries, for money borrowed by Hasbro or a Subsidiary which is secured by:

        o      a mortgage or other lien on any Principal Property, or
        o a pledge, lien or other security interest on any shares of stock or evidences of indebtedness of a Subsidiary.


        If any amount of indebtedness among Hasbro and its Subsidiaries is transferred in any manner to any Person other than Hasbro or a Subsidiary, this amount shall be deemed to be Secured Debt issued on the date of transfer.


        "Subsidiary" means any corporation of which Hasbro, or Hasbro and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own a majority of the outstanding voting securities having voting power, under ordinary circumstances, to elect the directors of the corporation.

        Restrictions on Secured Debt. Under Section 10.09 of the senior indenture, if Hasbro and its Subsidiaries incur, assume or guarantee any Secured Debt, Hasbro must secure the senior debt securities equally and ratably with or, at the option of Hasbro, prior to that Secured Debt. The foregoing restrictions are not applicable to:

        o any security interest on any property acquired by Hasbro or a Subsidiary and created within 180 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;
        o any security interest on any property improved or constructed by Hasbro or a Subsidiary and created within 180 days after the completion and commencement of commercial operation of the property to secure or provide for the payment of all or any part of the construction price of the property;
        o any security interest existing on property at the time of acquisition by Hasbro or a Subsidiary;
        o any security interest existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;
        o any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with Hasbro or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation or firm to Hasbro or a Subsidiary, but not created in anticipation of any the transaction;
        o any security interest in favor of governmental bodies to secure payments of any amounts owed under contract or statute; or
        o any extensions, renewals or replacements of any of the security interests referred to above.

        Notwithstanding the above restriction, Section 10.09 of the senior indenture permits Hasbro and any one or more Subsidiaries to create, incur, assume or guarantee Secured Debt, including, for purposes of this paragraph, pursuant to a transaction to which the covenant described in the last item under "Consolidation, Merger, Sale or Conveyance" applies, without equally and ratably securing the senior debt securities to the extent that the sum of:

        o the amount of all Secured Debt then outstanding, other than Secured Debt referred to in the bullet points in the immediately preceding paragraph and Secured Debt deemed outstanding under the last item of "Consolidation, Merger, Sale or Conveyance" in connection with which Hasbro secures obligations on the senior debt securities then outstanding in accordance with the provisions of that item, plus
        o the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in the bullet points in the immediately succeeding paragraph, does not at the time exceed the greater of 10% of Consolidated Net Tangible Assets or $100 million.




        Restrictions on Sale and Leaseback Transactions. Under Section
10.10 of the senior indenture, Sale and Leaseback Transactions by Hasbro or any Subsidiary of any Principal Property are prohibited unless at the effective time of the Sale and Leaseback Transaction:

        o Hasbro or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to "Restrictions on Secured Debt" above, or
        o Hasbro or the Subsidiary would be entitled, without equally and ratably securing the senior debt securities, to incur Secured Debt in an amount at least equal to the Attributable Debt, or
        o Hasbro shall apply an amount equal to the Attributable Debt, within 180 days after the effective date of the Sale and Leaseback Transaction, to the prepayment or retirement of senior debt securities or other indebtedness for borrowed money which was recorded as Funded Debt of Hasbro and its Subsidiaries, including the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to the Sale and Leaseback Transaction. The aggregate principal amount of the senior debt securities or other indebtedness required to be so retired will be reduced by the aggregate principal amount of

               o any senior debt securities delivered within 180 days after the effective date of any the Sale and Leaseback Transaction to the Trustee for retirement and
               o this other indebtedness retired by Hasbro or a Subsidiary within 180 days after the effective date of the Sale and Leaseback Transaction.


PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES


        Subordination. The subordinated debt securities will be subordinate in right of payment to the extent set forth in the subordinated indenture to all existing and future Senior Indebtedness, as defined below, of Hasbro. In the event of any distribution of our assets in any dissolution, winding down, liquidation or reorganization of Hasbro, payment in full must be made on the Senior Indebtedness before any payment is made on the subordinated debt securities. Upon the happening and during the continuance of a default in payment of any principal, sinking fund installments or interest due on any Senior Indebtedness, Hasbro may not make payments of any kind on the subordinated debt securities until the default shall have been remedied. Hasbro will also not be able to make any payments on the subordinated debt securities if a default described in the preceding sentence would result. These subordination provisions will not prevent the occurrence of any event of default. See Sections 13.02 and 13.03 of the subordinated indenture for a more detailed description of the subordination of the subordinated debt securities to any Senior Indebtedness.

        "Senior Indebtedness" means the principal of and premium, if any, and interest, whether accruing before or after filing of any petition in bankruptcy or any similar proceeding by or against Hasbro, on any Indebtedness of Hasbro, whether outstanding on the date of issuance of the applicable series of subordinated debt securities or thereafter incurred, assumed or guaranteed; excluding, however:


        o      the subordinated debt securities, and
        o any Indebtedness of Hasbro which, by its terms or the terms of the instrument creating or evidencing it, is subordinate or equal in right of payment to the subordinated debt securities.


        "Indebtedness", as used in the preceding paragraph means
        (1)    any liability of any Person
               o      for borrowed money,
               o evidenced by a note, debenture or similar instrument, including an obligation with or without recourse, issued in connection with the acquisition of any business, real property or other assets, other than inventory or similar property acquired in the ordinary course of business, or
               o for the payment of money relating to a Capital Lease Obligation, as defined in the Subordinated Indenture;
        (2) any liability of others described in clause (1) which the Person has guaranteed or which is otherwise its legal liability; or
        (3) any amendment, renewal, extension or refunding of any of this type of liability.

        The Indentures do not limit the amount of additional Indebtedness, including Senior Indebtedness or Indebtedness ranking equally with the subordinated debt securities, which Hasbro or any Subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions and the requirement, as stated in Section 13.02 of the subordinated indenture, that certain payments be paid over to holders of Senior Indebtedness, in the event of insolvency, holders of the subordinated debt securities may recover less ratably than general creditors of Hasbro.



                        DESCRIPTION OF COMMON STOCK

GENERAL


        Hasbro's authorized capital stock consists of 300,000,000 shares of common stock, and 5,000,000 shares of preference stock. No shares of preference stock were issued or outstanding as of December 6, 1999. However, 60,000 shares of preference stock (the "Junior Participating Preference Stock") have been authorized and reserved for issuance in connection with the preference stock purchase rights (the "Rights") described in "Certain Anti-Takeover Provisions -- Shareholders Rights Plan" and "--Junior Participating Preference Stock."


VOTING RIGHTS

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by shareholders.

DIVIDEND RIGHTS

        The holders of common stock, subject to the rights of holders of any outstanding preference stock, are entitled to receive dividends as determined by the board of directors.

LIQUIDATION RIGHTS AND OTHER PROVISIONS

        Subject to the prior rights of creditors and the holders of any outstanding preference stock, the holders of the common stock are entitled to share ratably in our remaining assets in the event of a liquidation, dissolution or winding up of Hasbro.

        The common stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and, in accordance with the Rhode Island Business Corporation Act and the Articles of Incorporation, there are no preemptive rights.

        BankBoston, N.A., acting directly and through EquiServe L.P., acts as transfer agent and registrar for the common stock.

DIRECTORS' LIABILITY

        Our Articles of Incorporation provide that, to the fullest extent permitted by the Rhode Island Business Corporation Act, a member of the board of directors will not be personally liable to Hasbro or its shareholders for monetary damages for breaches of his or her legal duties to Hasbro or our shareholders as a director, except for liability:

        o for any breach of the director's duty of loyalty to Hasbro or our shareholders;
        o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        o for unlawfully declaring dividend payments or purchasing stock; or
        o for any transaction from which the director derived an improper personal benefit, other than as permitted under
               Section 7-1.1-37 of the Rhode Island Business Corporation
               Act.


          In addition, we have entered into an indemnification agreement with each of our directors, whereby we have agreed to indemnify each director for amounts that the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by us, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his or her capacity as a director. This indemnification agreement excludes claims:

        o covered by our directors and officers liability insurance policy;
        o for which the director is otherwise indemnified or reimbursed;
        o relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit;
        o relating to the director's liability for accounting for profits under Section 16 of the Exchange Act;
        o      in respect of remuneration, if found unlawful; and
        o as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.


         In addition, our By-Laws include certain provisions which provide that our directors and officers generally shall be indemnified against specific liabilities to the fullest extent permitted or required by the Rhode Island Business Corporation Act.


                      CERTAIN ANTI-TAKEOVER PROVISIONS

        The provisions of the Articles of Incorporation summarized in the succeeding paragraphs could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in their policies. They may, however, delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

        Our Board of Directors is divided into three classes that are elected for staggered three-year terms. Directors can be removed from office only for cause and, with certain exceptions, only with the approval of a majority vote of the entire Board of Directors or by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of Hasbro entitled to vote for these directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the shareholders.

        Under the Articles of Incorporation, the Board of Directors by resolution may establish one or more series of preference stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. These rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Hasbro.

        The Articles of Incorporation also provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.


        In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our Articles of Incorporation require:

        o an 80% vote of all outstanding Company shares entitled to vote, including a majority vote of all disinterested shareholders;
        o the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the "Continuing Directors", as defined in the Articles of Incorporation; and
        o the satisfaction of procedural requirements which are intended to assure that shareholders are treated fairly under the circumstances.

        "Interested Person", as used in the preceding paragraph means:

        o any person together with its "Affiliates" and "Associates", as defined in the Exchange Act, and any person acting in concert therewith who is the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of the securities generally entitled to vote for directors (the "Voting Stock"),
        o any Affiliate or Associate of an Interested Person, including without limitation, a Person acting in concert therewith,
        o any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of shares of Voting Stock, or
        o an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

        This definition of an Interested Person is subject to certain exceptions as contained within our Articles of Incorporation.


        The 80% vote will not be required and, in accordance with the Rhode Island Business Corporation Act, only a majority vote of shareholders will generally be required if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

SHAREHOLDERS RIGHTS PLAN

        On June 16, 1999, we entered into a rights agreement with BankBoston, N.A., as Rights Agent. This agreement replaced a previous rights agreement, dated June 4, 1989, which expired on June 30, 1999. As with most shareholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the Rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them in the rights agreement.

        The Rights attach to all certificates representing shares of common stock outstanding at the close of business on June 30, 1999 and will attach to any shares of common stock issued by Hasbro, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after this date and prior to the Distribution Date, as defined below. The Rights will become exercisable and will separate from the common stock and be represented by separate certificates on the Distribution Date; the date which is approximately 10 days after anyone acquires or commences a tender offer to acquire 15% of more of our outstanding common stock (an "Acquiring Person"). The Rights will not be exercisable until such date, if any, and will expire on June 30, 2009, unless this date is extended or unless the Rights are earlier exchanged or redeemed by Hasbro. Upon the Distribution Date, the Rights will initially be exercisable, at a price of $140, for one ten-thousandth of a share of Hasbro's Junior Participating Preference Stock, although the terms of the exercise are subject to adjustment under the rights agreement. Under the rights agreement, the following are not Acquiring Persons:

        o      Hasbro;
        o      any of our subsidiaries;
        o      employee benefit plans of Hasbro or any of our subsidiaries;
        o      individuals and entities connected with the Hassenfeld
               family, as described in the rights agreement;
        o      any person who becomes the owner of 15% or more of the
               common stock by virtue of a repurchase of common stock by Hasbro, unless after becoming aware of this fact, such person acquires an additional 1%; and
        o any person who reports the ownership of 15% or more of the common stock in a filing under the Exchange Act, who does not state any intention to control the management of Hasbro and who, upon request, certifies to Hasbro that the 15% threshold was crossed inadvertently and with no knowledge of the terms of the Rights.


        Upon any person becoming an Acquiring Person, subject to the exception noted below in this paragraph, each Right will entitle the holder to purchase a number of shares of common stock of Hasbro having a then current market value of twice the exercise price of the Right. For example, at the initial exercise price of $140, upon exercise, each Right would entitle its holder to receive $280 worth of common stock or other consideration, as described below. A holder of a Right will not be entitled to purchase shares if any person becomes an Acquiring Person in a tender offer or exchange offer for all outstanding shares that has been determined by the Board of Directors, after receiving advice from one or more investment banking firms, to be at a price which is fair to and otherwise in the best interests of the shareholders.


        In addition, each Right will entitle the holder to purchase a number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the Right, if, after the date upon which someone has become an Acquiring Person:

        o Hasbro is party to a merger or another business combination transaction in which Hasbro is not the surviving corporation;
        o Hasbro is the surviving corporation in a merger or other business combination, but all or part of its common stock is changed into or exchanged for stock or other securities of another person, cash or any other property; or
        o Hasbro sells 50% or more of its consolidated assets, cash flow or earning power.

If any of the above events occurs, the acquiring company shall assume all of our obligations under the rights agreement.


         From and after the occurrence of the event which triggers the exercise of the Rights, any Rights that are or were acquired or beneficially owned by any Acquiring Person, any Associate or any Affiliate shall be void and any holder of these Rights shall thereafter have no right to exercise these Rights.

        At any time prior to the earlier of ten business days following the date upon which someone has become an Acquiring Person and the expiration date of the Rights, our Board of Directors may redeem all, but not less than all, of the outstanding Rights at a price of $.01 per Right, subject to adjustment, payable in cash, shares of common stock or other consideration. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The exercisability of the Rights triggered by someone becoming an Acquiring Person, as described above, will not occur until after the expiration of this redemption right. If, however, a majority of our Board of Directors was elected by shareholder action by written consent or is not comprised of members who were nominated by the predecessor Board of Directors, the Rights shall not be redeemed if this type of a redemption is likely to have the effect of allowing anyone to become an Acquiring Person or to otherwise trigger the exercisability of the Rights, as described above, for a period of 180 days following the election.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by a person or group of 50% or more of our outstanding common stock, our Board of Directors may exchange the Rights, other than those Rights owned by the person or group which have become void. This exchange may be in whole or in part, at a ratio of one share of common stock per Right, subject to adjustment.


        In the event that, after the Rights become exercisable for shares of our common stock, there is an insufficient number of shares of our common stock available to permit the full exercise of Rights, our Board of Directors has the ability to substitute an equivalent value in:

        o      cash;
        o      a reduction in the exercise price of the Right;
        o shares of preference stock with an equivalent value to our common stock;
        o      debt securities;
        o      other assets; or
        o      any combination of the foregoing.

        Prior to the Distribution Date, the rights agreement may be amended by our Board of Directors without the consent of the holders of the Rights. After the Distribution Date, the rights agreement may only be amended by our Board of Directors, without the consent of the holders of the Rights, as follows:

        o      to cure any ambiguity;
        o to correct any provisions which are defective or inconsistent;
        o to shorten or lengthen any time period, though any lengthening must be for the purpose of protecting the interests of the holders of the Rights; or
        o to make changes which do not adversely affect the interests of the holders of the Rights.

The rights agreement may not be amended, however, at any time when the Rights are not redeemable.

        Until a holder of a Right exercises the Right, the holder will have no rights as a shareholder of Hasbro, including, without limitation, the right to vote or to receive dividends.


        While the distribution of the Rights will not be taxable to shareholders or to Hasbro, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock, or other consideration, or in the event the Rights are redeemed by Hasbro.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Hasbro in a manner which causes the Rights to become exercisable. We do not believe, however, that the Rights would affect any prospective offeror willing to make an offer at a price that is fair and otherwise in the best interests of the shareholders, since the Board of Directors would be required by its fiduciary duties under applicable law to consider the offer. If the offer were fair and otherwise in the best interests of the shareholders, the Board could, at its option, exercise its right to redeem the Rights as described above. In considering the merits of a proposed offer and pursuant to Rhode Island law and our Articles of Incorporation, however, our directors are authorized to take into account the interests of Hasbro in addition to the interests of the shareholders. In considering the interests of Hasbro, our directors may evaluate the effect of the proposed offer on Hasbro's employees, suppliers, creditors and customers. Our directors may also consider the effect of the proposed offer on the communities in which Hasbro operates as well as the long and short term interests of Hasbro, including the possibility that these interests may be best served by the continued independence of Hasbro. If in considering any of these factors, the Board of Directors determines the proposed offer is not in the best interests of Hasbro, the Board may reject the offer and has no obligation to facilitate or refrain from impeding the proposed offer. Because of the redemption right, the Rights should also not interfere with any merger or business combination approved by our Board of Directors.


JUNIOR PARTICIPATING PREFERENCE STOCK


        In connection with the rights agreement, 60,000 shares of Junior Participating Preference Stock have been reserved and authorized for issuance by the Board of Directors. No shares of Junior Participating Preference Stock were outstanding as of December 6, 1999. The following statements with respect to the Junior Participating Preference Stock are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Articles of Incorporation, including the Certificate of Designation relating to the Junior Participating Preference Stock (the "Certificate of Designation"), which is incorporated herein by reference.


        Shares of Junior Participating Preference Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Participating Preference Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Junior Participating Preference Stock will be entitled to a minimum preferential liquidation payment of $10,000 per share, plus accrued and unpaid dividends, and will also be entitled to preferential treatment on the distribution of any remaining assets. Each share of Junior Participating Preference Stock will have 10,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preference Stock will be entitled to receive 10,000 times the amount received per share of common stock. These rights are subject to proportionate adjustment in the event of certain stock splits, recombinations and other events.


                            PLAN OF DISTRIBUTION

DEBT SECURITIES

        We may sell debt securities directly or to or through one or more underwriters, agents or dealers who will be named in the prospectus supplement or an underwriting syndicate, represented by one or more managing underwriters, that would be named in the prospectus supplement relating to an issue of offered debt securities.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.


        In connection with underwritten offerings of the debt securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those which might otherwise prevail in the open market. Such transactions include the entering of stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.


        o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

        o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

        o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when debt securities originally sold by the syndicate member are purchased in syndicate covering transactions.

        These transactions may be effected in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities. Any of these activities, if commenced, may be discontinued at any time.

        In connection with the sale of debt securities to underwriters, underwriters may receive compensation in the form of discounts, concessions or commissions from Hasbro or from purchasers of debt securities for whom they may act as agents. Underwriters and dealers that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified, and any such compensation will be described, in the prospectus supplement.

        Debt securities may be sold directly by Hasbro or through agents designated by Hasbro from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by Hasbro to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Under agreements which may be entered into by Hasbro, underwriters, agents and dealers who participate in the distribution of debt securities may be entitled to indemnification by Hasbro against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these underwriters, dealers, or agents may be required to make in respect thereof. These underwriters, dealers or agents may engage in transactions with, or perform services for, Hasbro in the ordinary course of business.

        The debt securities are a new issue of securities with no established trading market. In the event that debt securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for the debt securities. Any of this type of market making activity may be discontinued at any time.


STOCK SALES BY SELLING SHAREHOLDERS


        The selling shareholders or their respective successors, including permitted assignees, pledgees, donees, transferees or other successors in interest, may sell all of their shares from time to time in transactions on the securities markets and exchanges, including the NYSE, in the over the counter market, in privately negotiated transactions, or through writing options or warrants on their shares or otherwise. They may sell shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. Under certain circumstances, the selling shareholders may sell their shares pursuant to Rule 144 or another exemption from registration under the Securities Act in lieu of selling their shares pursuant to this prospectus. The selling shareholders may sell shares in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers.


        Sales of shares of common stock may involve:

        o sales to underwriters, who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at that time of sale;
        o block transactions in which the broker or dealer so engaged may sell shares as agent or principal;
        o purchases by a broker or dealer as principal who resells the shares for its account;
        o an exchange distribution in accordance with the rules of any such exchange;
        o ordinary brokerage transactions and transactions in which a broker solicits purchasers; and
        o privately negotiated sales, which may include sales directly to institutions.

        The selling shareholders have advised us that, as of the date of this prospectus, they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker-dealer is now acting in connection with the proposed sale of shares. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling shareholders and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling shareholders, and any discounts, concessions or commissions allowed or re-allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

        Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers. The selling shareholders and any broker-dealers, agents or underwriters that participate with the selling shareholders in the distribution of shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to these persons, and any profits received on the resale of the shares offered by this prospectus and purchased by these persons, may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling shareholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by the selling shareholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.


        We will pay all expenses, other than selling commissions, selling fees and stock transfer taxes, of the registration and sale of shares. We also have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.


        We may suspend the use of this prospectus by the selling shareholders under certain circumstances.

        We will not receive any proceeds from sales of shares by selling shareholders. We cannot guarantee that the selling shareholders will sell any or all of their shares.


                               LEGAL MATTERS


        The validity of the securities offered by this prospectus will be passed upon for Hasbro by Phillip H. Waldoks, Senior Vice President -- Corporate Legal Affairs and Secretary of Hasbro. Mr. Waldoks will rely as to matters of Rhode Island law on the opinion of David Dubosky, Vice President/Managing Attorney, of Hasbro. Mr. Waldoks owns 3,600 shares of Common Stock and has options to purchase 139,905 shares of Common Stock granted under Hasbro's employee stock option plans. Mr. Dubosky has options to purchase 14,950 shares of Common Stock granted under Hasbro's employee stock option plans. Certain legal matters with respect to the debt securities offered by this prospectus will be passed upon for any underwriters, dealers or agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.



                                  EXPERTS

        The consolidated financial statements incorporated by reference and schedule included in the Annual Report on Form 10-K of Hasbro for the fiscal year ended December 27, 1998 incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by the Registrant and are:


Filing Fee for Registration Statement..........................$349,298.27
Rating Agency Fees..............................................200,000
Legal Fees and Expenses.........................................105,000
Accounting Fees and Expenses....................................100,000
Printing and Engraving Fees......................................75,000
Trustees' Fees...................................................12,000
Miscellaneous...................................................  8,701.73
                                                               -----------
        Total..................................................$850,000.00
                                                               ===========



ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS


               The Registrant is incorporated in Rhode Island. Under
Section 7-1.1- 4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which these persons were made parties by reason of the fact that these persons are or were directors, officers, employees or agents, if:

        o      these persons shall have acted in good faith,

        o they reasonably believed that their actions were in the best interests of the corporation, if the proceeding involves conduct in an official capacity with the corporation, or not opposed to the best interests of the corporation, if the proceeding involves conduct other than in an official capacity with the corporation, and

        o in criminal proceedings, they had no reasonable cause to believe that their conduct was unlawful.


        The foregoing statement is subject to the detailed provisions of 7-1.1-4.1 of the Rhode Island Business Corporation Act.

               Article X of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers to the full extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Act.


               Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director:

        o for any breach of the director's duty of loyalty to the corporation or its shareholders,
        o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
        o under Section 7-1.1-43 of the Rhode Island Business Corporation Act, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distribution on, capital stock, or
        o for any transaction from which the director derived an improper personal benefit, unless said transaction is permitted by Section 7-1.1- 37.1 of the Rhode Island Business Corporation Act, which relates to director conflicts of interest.


               Article Thirteenth of the Registrant's Articles of
Incorporation contains such a provision.

               Section 7-1.1-4.1(j) of the Rhode Island Business Corporation Act empowers a Rhode Island corporation to purchase and maintain insurance on behalf of its current and prior directors, officers, employees and agents against any liability incurred or asserted against them as a result of their official capacities, whether or not the corporation would have the power to indemnify such person against the insured liability under the provisions of such Section. The Registrant has a directors and officers liability insurance policy.


               The Registrant has entered into an indemnification agreement with each of its directors, whereby the Registrant has agreed to indemnify each such director for amounts which the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by the Registrant, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his capacity as a director. This indemnification excludes claims:

        o covered by the Registrant's directors and officers liability insurance policy,
        o for which the director is otherwise indemnified or reimbursed,
        o relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit,
        o relating to the director's liability for accounting for profits under Section 16 of the Securities Exchange Act of 1934, as amended,
        o      in respect of remuneration, if found unlawful, and
        o as to which a final and non-appealable judgement has determined that payment to the director thereunder is unlawful.


               In addition, any underwriting agreement entered into in connection with our sale of debt securities will provide for indemnification of directors and officers of the Registrant under certain circumstances.

ITEM 16.       LIST OF EXHIBITS

        The following Exhibits are filed as part of this Registration
Statement:

               1.1 Form of underwriting agreement (incorporated by reference to Exhibit 1.1 to Hasbro's Registration Statement on Form S- 3, dated June 24, 1998, Registration No. 333-44101).

               3.1 Restated Articles of Incorporation of Hasbro (incorporated by reference to Exhibits 3.1, 3.2 and 3.3 to Hasbro's Quarterly Report on Form 10-Q for the Fiscal Quarter ended on June 27, 1999, File No. 1-6682).

               3.2 Amended and Restated Bylaws of Hasbro (incorporated by reference to Exhibit (3) to Hasbro's Current Report on Form 8-K, dated February 16, 1996, File No. 1-6682).

               4.1 Form of the indenture between Hasbro and a banking institution, as trustee, relating to senior debt securities.**

               4.2 Form of the indenture between Hasbro and a banking institution, as trustee, relating to subordinated debt securities (incorporated by reference to Exhibit 4.2 to Hasbro's Registration Statement on Form S-3, dated June 24, 1998, Registration No. 333-44101).

               4.3 Rights Agreement, dated June 16, 1999, between Hasbro and BankBoston, N.A. (incorporated by reference to Exhibit 4 to Hasbro's Current Report on Form 8-K dated June 16, 1999).

               4.4 Warrant, dated October 14, 1997, between Hasbro and Lucas Licensing Ltd. (incorporated by reference to
                        Exhibit 10(h) to Hasbro's Annual Report on Form 10-K for the Fiscal Year ended on December 27, 1998, File No. 1-6682).

               4.5 Warrant, dated October 14, 1997, between Hasbro and Lucasfilm Ltd. (incorporated by reference to Exhibit 10(i) to Hasbro's Annual Report on Form 10-K for the Fiscal Year ended on December 27, 1998, File No. 1-6682).

               4.6 Warrant, dated October 30, 1998, between Hasbro and Lucas Licensing Ltd. (incorporated by reference to
                        Exhibit 10(j) to Hasbro's Annual Report on Form 10-K for the Fiscal Year ended on December 27, 1998, File No. 1-6682).

               4.7 Warrant, dated October 30, 1998, between Hasbro and Lucasfilm Ltd. (incorporated by reference to Exhibit 10(k) to Hasbro's Annual Report on Form 10-K for the Fiscal Year ended on December 27, 1998, File No. 1-6682).

               5.1 Opinion of Phillip H. Waldoks, Senior Vice President - Corporate Legal Affairs and Secretary of Hasbro.*


               12.1 Calculation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Hasbro's Quarterly Report on Form 10-Q for the Fiscal Quarter ended on September 26, 1999, File No. 1-6682).


               23.1     Consent of KPMG LLP.

               23.2 Consent of Phillip H. Waldoks, Senior Vice President - Corporate Legal Affairs and Secretary of Hasbro (included as part of Exhibit 5.1).

               24.1     Powers of Attorney **

               25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the trustee*

---------------------

    * To be filed and incorporated by reference herein in connection with the offering of securities.

  **    Previously filed.


ITEM 17. UNDERTAKINGS

               The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                         (i) to include any prospectus required by Section
10(a)(3) of the Securities Act:


                         (ii) to reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the lower or higher end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                         (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

               4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of December, 1999.



                                            HASBRO, INC.


                                            By        *
                                              ----------------------------
                                              Alan G. Hassenfeld
                                              Chairman of the Board
                                              and Chief Executive Officer


               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                        Title                         Date
   ---------                        -----                         -----



     *                         Chairman of the Board and      December 7, 1999
---------------------------    Chief Executive Officer and
     ALAN G. HASSENFELD        Director (Principal Executive
                               Officer)


     *                         Executive Vice President--     December 7, 1999
---------------------------    Global Operations, Chief
     ALFRED J. VERRECCHIA      Financial Officer and
                               Director (Principal Financial
                               and Accounting Officer)


     *                         Director                       December 7, 1999
----------------------------
     ALAN R. BATKIN


     *                         Director                       December 7, 1999
-----------------------------
     HERBERT M. BAUM


     *                         Director                       December 7, 1999
-----------------------------
     E. GORDON GEE


     *                         Director                       December 7, 1999
-----------------------------
     HAROLD P. GORDON


     *                         Director                       December 7, 1999
-----------------------------
     ALEX GRASS


     *                         Director                       December 7, 1999
-----------------------------
     SYLVIA K. HASSENFELD


     *                         Director                       December 7, 1999
-----------------------------
     MARIE-JOSEE KRAVIS


-----------------------------  Director
     MORRIS W. OFFIT


     *                         Director                       December 7, 1999
----------------------------
     NORMA T. PACE


     *                         Director                       December 7, 1999
-----------------------------
     E. JOHN ROSENWALD, JR.


-----------------------------  Director
      CARL SPIELVOGEL


     *                         Director                       December 7, 1999
-----------------------------
     PRESTON ROBERT TISCH


     *                         Director                       December 7, 1999
-----------------------------
     PAUL WOLFOWITZ



* Phillip H. Waldoks, pursuant to Powers of Attorney (executed by each of the officers and directors indicated above and filed as part of the registrant's Registration Statement, filed on July 1, 1999, Reg. No. 333-82077), by signing his name hereto does hereby sign and execute this Amendment No. 2 to Form S-3 Registration Statement Under the Securities Act of 1933 on behalf of each such officer and director.


                                          /s/ Phillip H. Waldoks
                                          ----------------------------
                                          Phillip H. Waldoks